CHINA BOTANIC PHARMACEUTICAL INC.

INDEPENDENT DIRECTOR AGREEMENT

This Independent Director Agreement (the “Agreement”) is made and entered into as of October 15, 2011, by and between China Botanic Pharmaceutical Inc., a Nevada company (the “Company”), and Zack Zibing Pan , an individual (the “Director”).

WHEREAS, the Company desires to engage the Director, and the Director desires to serve, as a non-employee director of the Company, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt of which is hereby acknowledged, the Company and the Director, intending to be legally bound, hereby agree as follows:

1.           SERVICES

1.1         Board of Directors. Director has been appointed as an independent director of the Company’s Board of Directors (the “Board”), effective immediately, and will serve on the Board until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination of this Agreement in accordance with Section 5.2 hereof (such earlier date being the “Expiration Date”).

1.2         Independent Director Services. Director’s services to the Company hereunder shall include services on the Board as an independent director to manage the business of the Company in accordance with applicable law and stock exchange rules as well as the Articles of Incorporation and Bylaws, and such other services mutually agreed to by Director and the Company (the “Director Services”). In addition, the Director shall use his best efforts to cause the Company’s independent directors to hold executive sessions on a regular basis, without the presence of non-independent directors and management, and at least on an annual basis. In addition, in fulfilling and carrying out his duties as an independent director of the Board and the Audit Committee, the Director agrees to visit the Company and its facilities in China, and to meet with its officers and senior management at least every six month.

1.3         Audit Committee Chair. Director will also chair the Audit Committee of the Board, and provide independent, effective leadership to the Audit Committee and assist the Committee in fulfilling its duties set out in the Audit Committee Charter. As chair of the Audit Committee, the Director shall use his best efforts to cause the Audit Committee, among other things, to (i) annually review and reassess the adequacy of the Audit Committee Charter, (ii) meet on a regular basis as need to fulfill its responsibilities and, at a minimum, at least on a quarterly basis, (iii) meet separately, periodically, with management and the independent auditors, and (iv) report regularly to the full Board.

1.4         Other Committees. Upon approval from the Board, the Director will also serve on the Compensation Committee and the Nominations Committee.

2.           COMPENSATION

2.1         Expense Reimbursement. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director, including expenses related to his visits to the Company and its facilities in China as specifically set forth in Section 1.2 of this Agreement.

2.2         Fees to Director. The Company agrees to pay Director $2,500 per month for Board meeting attendance, net of any withholdings. The Director is solely responsible for taxes arising out of any compensation paid by the Company to the Director under this Agreement, and the Director understands that he will be issued a U.S. Treasury Form 1099 for any compensation paid to him by the Company, and understands and agrees that the Company shall comply with any tax or withholding obligations as required by applicable law from time to time in connection with this Agreement. The Company may offset any and all monies payable to Director to the extent of any monies owing to the Company from the Director.

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2.3         Share Option. The Company agrees to grant Director an option to purchase shares of Common Stock of the Company under the 2003 Omnibus Plan (the "Plan) at the fair market value of $0.80 per share, which is equal to the closing price of the Company’s common stock on October 15, 2011, with the total amount of options granted equal to 50,000 shares of the Company’s common stock. The option shall vest on a quarterly basis (4,166 shares of option to vest on the first 11 quarter anniversaries of the grant and 4,174 shares of option to vest on the 12th quarter anniversary of the grant with the initial 4,166 shares of option vesting to commence on January 15, 2012), and all vesting conditional upon continued service as a Director of the Company as of each such anniversary. Further, the option allows for cashless exercise.

2.4         Director and Officer Liability Insurance. The Company will purchase a customary director and office liability insurance policy before Director joins the Board and such policy shall cover Director to the same extent as other directors and officers covered under the policy.

3.           DUTIES OF DIRECTOR

3.1         Fiduciary Duties. In fulfilling his managerial responsibilities, Director shall be charged with a fiduciary duty to the Company and all of its stockholders. Director shall be attentive and inform himself of all material facts regarding a decision before taking action. In addition, Director's actions shall be motivated solely by the best interests of the Company and its stockholders.

3.2         Requirements. The Director is and until the Expiration Date shall continue to meet the requirements of an “independent director” as defined and prescribed under Section 803(A)(2) of the AMEX NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and “audit committee financial expert” under Item 407(d) of Regulation S-K, promulgated by the Securities and Exchange Commission. In addition, during the term of the Director's services to the Company hereunder, the Director shall observe all applicable law and regulations relating to an independent director of a public company as promulgated from time to time, and shall not:

(1)         be an employee of the Company or any of its parent or subsidiary;

(2)         accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as a director and/or a member of board committees of the Company;

(3)         be an affiliated person of the Company or any of its parent or subsidiary with "affiliate" as defined in 17 CFR 240.10A-3(e)(1), other than as a director and/or a member of board committees of the Company;

(4)         possess an interest in any transaction with the Company or any of its parent or subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than as a director and/or a member of board committees of the Company;

(5)         be engaged in a business relationship with the Company or any of its parent or subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the required beneficial interest therein shall be modified to be 5% hereby.

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3.3         Confidentiality. Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition(financial or otherwise), liabilities, employee relations, customers(including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii)is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

3.4         Nondisclosure and Nonuse Obligations. Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats his own Confidential Information, and Director will use its best efforts to protect the Confidential Information. Director will not use the Confidential Information for his own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him, or of which he becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.5         Return of The Company Property. All materials furnished to Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. Director agrees to certify in writing that Director has so returned or destroyed all such Company Property.

3.6         Reporting Obligation. While this Agreement is in effect, the Director shall immediately report to the Company in the event:(1) the Director knows or has reason to know or should have known that any of the covenants specified in Section 3.2 hereof is not satisfied or is not going to be satisfied; and (2) the Director simultaneously serves on an audit committee of any other public company.

4.           LIMITATION OF LIABILITY AND INDEMNIFICATION.

4.1         Limitation of Liability. To the extent permitted by law, in no event shall the Director be individually liable to the Company or its stockholder for any damages for breach of fiduciary duty as an independent director of the Company, unless the Director's act or failure to act involves intentional misconduct, fraud, criminal acts or a knowing violation of law.

4.2         Indemnification. Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Director harmless from and against any expenses, including reasonable attorney's fees, judgments, fines, settlements and other legally permissible amounts ("Losses"), incurred in connection with any proceeding arising out of, or related to, Director's services to Company. Company shall, or shall cause a subsidiary thereof to, advance to Director any expenses, including attorney's fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Director in defense of any such proceeding shall be paid by Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Director to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Director is not entitled to be indemnified by Company or any subsidiary thereof. Company will provide and/or reimburse Director with coverage under all director's and officer's liability, professional and D&O insurance policies which is has in effect during the Term, with no deductible to Director.

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5.           TERM AND TERMINATION

5.1         Term. This Agreement is effective as of the date first written above and will continue until the Expiration Date.

5.2         Termination. Either party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party, or such shorter period as the parties may agree upon.

5.3         Survival. The rights and obligations contained in Section 3 will survive any termination or expiration of this Agreement.

6.           MISCELLANEOUS

6.1         Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

6.2         No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3         Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i)by personal delivery when delivered personally;(ii)by overnight courier upon written verification of receipt;(iii)by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv)by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.4         Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada.

6.5         Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.6         Entire Agreement. This Agreement constituted the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

6.7         Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.8         Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

China Botanic Pharmaceutical Inc.

China Botanic Pharmaceutical Inc.

Li Shaoming
Chief Executive Officer

Independent Director

Zack Zibing Pan

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